Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele VP – Corporate Affairs 704-557-4551

Investor Contact:	Steven D. Westphal Senior VP – CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
April 27, 2007	Quoted: The NASDAQ Stock Market (Global Market)
Coca-Cola Bottling Co. Consolidated Reports First Quarter 2007 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $4.7 million, or basic net income per share of $.51, in the first quarter of 2007 compared to net income of $.8 million, or basic net income per share of $.09, in the first quarter of 2006. The first quarter of 2007 results include the after-tax impact of restructuring costs of $1.3 million, or basic net income per share of $.14, related to the previously announced simplification of the Company’s operating management structure and reduction in workforce in order to improve operating efficiencies across the Company’s business. The Company anticipates the total restructuring costs after-tax will be in the range of $1.5 million to $2.1 million, substantially all of which will be incurred during 2007.
J. Frank Harrison, III, Chairman and CEO, indicated he was encouraged by the trend in operating expenses over the most recent six months of 2006-2007, which were down about 2% as compared to the corresponding six months of 2005-2006. Mr. Harrison said, “We anticipate significant increases in packaging and sweetener costs in 2007 and our heightened focus on resource efficiency, in conjunction with our restructuring and reduction in workforce, will help to offset these higher raw material costs and assist us in maintaining our operating margins.”
William B. Elmore, President and COO, said, “While results from our sparkling beverage portfolio were soft in the first quarter, the Company experienced solid revenue and gross margin growth in its still beverage portfolio, primarily in the water and tea product categories. Gross margin in the first quarter increased by approximately 3% for water and increased by more than 100% for tea. The improvements in margin in the tea category resulted from a combination of product innovation and increased promotional activity. We introduced two new tea products from The Coca-Cola Company during the first quarter, Gold Peak and Enviga. The Company looks forward to the introduction later in 2007 of Diet Coke Plus, a vitamin enhanced diet cola, and Dasani Plus, an enhanced water beverage. Continued product innovation will be critical to respond to consumer demand in the ever-changing nonalcoholic beverage environment.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s expectations related to the amount and timing of its restructuring costs, operating expense trends, the impact of the restructuring announced in February 2007, the introduction during 2007 of Diet Coke Plus and Dasani Plus and continued product innovation.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	First Quarter
	2007	2006
Net sales	$337,556	$333,179

Cost of sales	186,065	187,153

Gross margin	151,491	146,026
Selling, delivery and administrative expenses	130,831	131,728
Amortization of intangibles	111	148

Income from operations	20,549	14,150
Interest expense	12,218	12,220
Minority interest	681	556

Income before income taxes	7,650	1,374
Income taxes	2,999	559

Net income	$4,651	$815

Basic net income per share:
Common Stock	$.51	$.09

Weighted average number of Common Stock shares outstanding	6,643	6,643

Class B Common Stock	$.51	$.09

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460

Diluted net income per share:
Common Stock	$.51	$.09

Weighted average number of Common Stock shares outstanding — assuming dilution	9,131	9,112

Class B Common Stock	$.51	$.09

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,488	2,469